October 17, 2018

Everett M. Dickson
Chief Executive Officer
Cruzani, Inc.
3500 Lennox Road
Suite 1500
Atlanta, GA 30326

       Re: Cruzani, Inc.
           Form 10-K for Fiscal Year Ended December 31, 2017
           Filed April 4, 2018
           Form 10-K/A for Fiscal Year Ended December 31, 2017
           Filed April 9, 2018
           File No. 000-54624

Dear Mr. Dickson:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Transportation and Leisure